Exhibit 10.20

December 29, 2011

TO:	John Lau
FROM:	Bruce Walicek, Chief Executive Officer
Cc:	Steven Moore, Chief Financial Officer
Canny Ko, Senior Manager, Human Resources
Personnel File
RE:	Repatriation Agreement

Dear John,

The following agreement details the benefits, terms and conditions of your repatriation from China to the United States as agreed:

Period of Relocation

As of January 1, 2012, Vancouver, WA will be your primary work location (“home office”).

Position

Upon acceptance of this transfer agreement, your position title will be Senior Vice President, Foundry, IP & EDA. You will continue to report to me.

Base Salary

As of January 1, 2012, your annual base salary will be $210,000. As you may remember, Pixelworks US pays bi-weekly, with pay dates every other Friday. Paychecks will include wages due through the two-week period (Sunday through Saturday) prior to the pay date. Should payday fall on a holiday, it will be paid on the previous workday.

Benefit Coverage

Upon repatriation, you will be covered by US benefits. Pixelworks US benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of this arrangement, TriNet will be considered your employer of record for these purposes; however, I will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at Pixelworks.

Moving Allowance

Pixelworks will provide you with a one-time Moving Allowance of USD $5,000 to assist you with returning your household goods to Oregon. You understand and agree that this one-time payment is in lieu of any obligation that Pixelworks might have, under your Expatriate Agreement dated August, 2006, to pay for the return of your household goods. You should recognize that this allowance may be treated as taxable income.
Taxes

Pixelworks will cover the costs of tax consulting services for you for your tax preparation related to Pixelworks income incurred on or before December 31, 2011, with services for tax consulting provided through a company of our choosing. In addition, Pixelworks will cover the costs associated with tax equalization related to your expatriate assignments at Pixelworks that might have occurred on or before December 31, 2011.

At-Will Employment

Pixelworks is an at-will employer, and your employment will not be for any specific period of time. You are free to quit and the Company is free to terminate employment at any time, with or without cause. It is further understood that this at-will employment relationship can only be changed in a formal written employment contract signed by the Chief Executive Officer.

Governing Law

This Agreement will be governed by the laws of the State of Oregon.

Acknowledgement

By signing this repatriation agreement, you are aware that you are expected to follow the policies and other rules set forth by the Company. You understand these policies are subject to revision at the discretion of the Company. If you should have any questions concerning this letter, now or in the future, you understand that you can address these concerns with Human Resources or directly with me.

Signed & Accepted:

/s/ John Lau	12/27/2011
John Lau	Date

Signed by Pixelworks:

/s/ Bruce A. Walicek	12/27/2011
Bruce A. Walicek	Date
Chief Executive Officer